Exhibit 99.1

Energizer Holdings, Inc.

533 Maryville University Dr.

St. Louis, MO 63141

FOR IMMEDIATE RELEASE

February 1, 2012

Energizer Holdings, Inc. Announces First Quarter Results

First Quarter Highlights

•	Net Earnings per diluted share of $2.15

•	Adjusted net earnings per diluted share of $2.05 (a)

•	Net Sales of $1,198.1 million (b)

(a) See Diluted EPS table below

(b) See Net Sales — Total Company table below

St. Louis —February 1, 2012—Energizer Holdings, Inc. (NYSE: ENR) announced results for the first quarter ended December 31, 2011. Net earnings for the quarter were $143.8 million, or $2.15 per diluted share, as compared to net earnings of $110.4 million, or $1.55 per diluted share, in the first fiscal quarter of 2011.

The following table provides a reconciliation of net earnings per diluted share to adjusted net earnings per diluted share, which is a non-GAAP measure.

	Quarter Ended December 31,
	2011	2010
Diluted EPS - GAAP	$2.15	$1.55
Impacts, net of tax: Expense (Income)
Household Products restructuring	(0.11)	0.02
Other realignment/integration	0.01	0.06
Acquisition inventory valuation	—	0.02
Venezuela devaluation/other impacts	—	0.03

Diluted EPS - adjusted (Non-GAAP)	$2.05	$1.68

“As we emerge from our year of investment, we see continued momentum behind Schick Hydro following the recent global launch,” said Ward Klein, Chief Executive Officer. “We plan to continue leveraging this innovative technology with two new product roll outs in the second quarter: Schick Hydro Silk for women and Schick Hydro 5 Power Select for men. In addition, our Household Products restructuring is tracking according to our plan. As we look to the remainder of Fiscal 2012, we plan to balance investing in our businesses with delivering earnings growth to our shareholders. Due to increased volatility in currencies and economic uncertainty in Europe, our business environment has become more challenging. Therefore, we have tightened our guidance range for fiscal 2012 to $6.00 to $6.20, which represents a reduction in the high-end of our previous guidance.”

Net Sales - Total Company (In millions)
Quarter Ended December 31, 2011
	Q1	%Chg
Net Sales - FY ‘11	$1,177.1
Organic	(25.9)	(2.2)%
Impact of currency	0.7	0.1%
Impact of ASR	46.2	3.9%

Net Sales - FY ‘12	$1,198.1	1.8%

For the quarter, net sales increased 1.8% on a reported basis as compared to the prior year quarter due to the inclusion of American Safety Razor (ASR). The first fiscal quarter of 2012 includes a full quarter of ASR net sales as compared to only one month in the first fiscal quarter of 2011 due to the timing of the acquisition. On an organic basis, net sales decreased 2.2% as sales growth in Personal Care was more than offset by a decline in Household Products.

Gross margin for the quarter was 47.1%, which was essentially flat versus the prior year quarter. Favorable product mix in the quarter more than offset the unfavorable impact of the inclusion of the lower margin ASR products for the full quarter in fiscal 2012.

Advertising and promotion (A&P) was $96.4 million, or 8.0% of net sales, for the quarter as compared to $128.7 million, or 10.9% of net sales in the prior year first quarter. As a percent of net sales, A&P was higher in the prior year fiscal quarter due to significant Schick Hydro global launch activities.

Total selling, general and administrative expense (SG&A) was $214.1 million, or 17.9% of net sales, for the current year quarter as compared to $206.7 million, or 17.6% of net sales, for the prior year quarter. The dollar increase of $7.4 million as compared to the prior year quarter was due to the inclusion of ASR expenses for the full fiscal quarter in 2012 as compared to just a partial quarter in fiscal 2011, higher compensation expense including increased amortization on stock awards, and higher actuarial pension expense.

Personal Care

Net Sales - Personal Care (In millions)
Quarter Ended December 31, 2011
	Q1	%Chg
Net Sales - FY ‘11	$508.6
Organic	7.3	1.4%
Impact of currency	2.3	0.5%
Impact of ASR	46.2	9.1%

Net Sales - FY ‘12	$564.4	11.0%

For the quarter, net sales increased 11.0% due primarily to the inclusion of ASR for a full quarter versus one month in the prior year first quarter. Organic sales growth was 1.4% for the quarter as compared to the same period in the prior year. The drivers of the reported and organic sales growth for the quarter were as follows:

•

Net sales in Wet Shave increased 15.2% including the impact of ASR and favorable currencies. Organic sales for Wet Shave grew 2.2% due to higher shipments of disposables offset by anticipated lower sales of legacy men’s products. Schick Hydro sales were flat in the quarter with organic growth offsetting significant pipeline fill in last year’s first quarter related to launches in key European markets.

•	Net sales in Skin Care increased 8.0% due to higher sales in international markets.

Sales declines of approximately 5% in both Feminine Care and Infant Care partially offset the growth in Wet Shave and Skin Care. In Feminine Care, Gentle Glide declines were partially offset by continued growth in Sport. In Infant Care, lower sales of bottles, cups and mealtime products were partially offset by increased Diaper Genie sales.

Segment Profit - Personal Care (In millions)
Quarter Ended December 31, 2011
	Q1	%Chg
Segment Profit - FY ‘11	$76.6
Operations	45.2	59.0%
Impact of currency	1.7	2.2%

Segment Profit - FY ‘12	$123.5	61.2%

Segment profit for the quarter was $123.5 million, up 61.2%. Operationally, segment profit increased $45.2 million, or 59.0%, reflecting lower A&P and higher gross margin on Wet Shave volume growth. Lower A&P was expected in the current quarter as the first quarter of fiscal 2011 included significant spending behind the global launch of Schick Hydro. The decrease in A&P was partially offset by higher overheads in the current year quarter due primarily to the full quarter ownership of ASR. While the incremental net sales for ASR in the current year quarter have been separately disclosed, ASR segment profit is now included in Personal Care. The full quarter impact for ASR was not material to the segment profit comparative.

We expect A&P spending for the next two quarters to increase significantly as compared to the first fiscal quarter of 2012 due, in part, to the support of Energizer Personal Care’s new offerings, Schick Hydro Silk and Schick Hydro 5 Power Select.

Household Products

Net Sales - Household Products (In millions)
Quarter Ended December 31, 2011

	Q1	%Chg
Net Sales - FY ‘11	$668.5
Organic	(33.2)	(5.0)%
Impact of currency	(1.6)	(0.2)%

Net Sales- FY ‘12	$633.7	(5.2)%

Net sales decreased 5.2% for the first quarter versus a year ago driven by a shift in timing of holiday deliveries and de-load of unused hurricane response inventories shipped in the prior quarter in the U.S. Pricing in the U.S. began to stabilize this quarter as gains realized from price increases on C, D and 9V batteries in the U.S. were able to offset higher retailer trade spending as the battery category was highly competitive. Energizer continues to experience volume and pricing softness in Western Europe as a result of economic and category challenges. In addition, the battery category in some of the Company’s primary measured Asian markets declined, which is a change from the previous trend, as category values and volumes were below year ago levels in the latest 12 week period. Finally, Latin America markets continue to experience value growth driven by price increases.

Segment Profit - Household Products (In millions)
Quarter Ended December 31, 2011
	Q1	%Chg
Segment Profit - FY ‘11	$163.3
Operations	(13.7)	(8.4)%
Impact of currency	(0.8)	(0.5)%

Segment Profit - FY ‘12	$148.8	(8.9)%

Segment profit for the quarter was $148.8 million, down $14.5 million, or 8.9%, versus the same quarter last year. Operationally, segment profit declined $13.7 million, or 8.4%, due primarily to the top-line declines noted above.

Energizer’s restructuring project, which was previously announced in the fourth quarter of fiscal 2010, is almost complete. For the first quarter, restructuring costs were $3.6 million, bringing the total project to date cost to $83 million. Energizer expects that the remaining charges will be recorded by the end of this fiscal year. Savings from these efforts were approximately $6 million in the first fiscal quarter. These savings helped to partially offset increased commodity and other inflationary costs. Project to date savings have totaled approximately $17 million and the Company expects the remainder of the targeted savings to be recognized throughout this fiscal year.

As announced in last quarter’s earnings release, Energizer is implementing a price increase of 6.7% on alkaline and carbon zinc products in the U.S. effective February 2012.

Other Items

For the current year fiscal quarter, the Household Products restructuring activities generated pre-tax income of $9.2 million due to the gain on the sale of our former battery manufacturing facility in Switzerland, which was shut down in fiscal 2011. This gain was partially offset by $3.6 million of additional restructuring costs. Household Products restructuring costs were not material in the prior year fiscal quarter.

Interest expense was essentially flat for the first fiscal quarter of 2012 as compared to the same period in the prior year as slightly higher average debt outstanding for the current year quarter was offset by a slightly lower average cost of debt.

Other financing income was $0.7 million for the quarter ended December 31, 2011, as compared to $3.2 million of expense in the prior year quarter. The prior year quarter included $2.3 million of expense related to the devaluation of the net monetary assets of our Venezuela affiliate under highly inflationary accounting. This charge did not recur in the current year quarter.

For the first quarter of fiscal 2012, the effective tax rate was 31.0% as compared to 32.1% in the first quarter of fiscal 2011. The decrease in the effective tax rate was due, in part, to the favorable impact of the fiscal 2012 gain on the sale of the former battery facility in Switzerland, which was shut down in fiscal 2011 as part of the Household Products restructuring, as the statutory tax rate in Switzerland is lower than our consolidated effective tax rate.

During the quarter, the Company repurchased 1.9 million shares of its common stock under the current Board authorization for a total cost of approximately $136 million. There are approximately 2.3 million shares remaining for repurchase under the current Board authorization. The timing and number of future share repurchases, if any, will depend on market conditions and other factors.

For the quarter, capital expenditures were approximately $18 million and depreciation expense was approximately $35 million.

Outlook / Guidance

As noted earlier in the release, we have tightened our fiscal 2012 guidance range to $6.00 to $6.20. This represents a reduction of $0.10 to the top end of our previous guidance, but we have not changed the low end of our range. This revised guidance reflects our objective to deliver meaningful earnings growth in fiscal 2012, despite increased challenges due to the economic weakness in Europe and volatile currencies.

Webcast Information

In conjunction with this announcement, the Company will hold an investor conference call beginning at 8:30 a.m. eastern time today. The call will focus on first-quarter earnings and earnings guidance for fiscal 2012. All interested parties may access a live webcast of this conference call at www.energizerholdings.com, under “Investors”, “Investor Information”, and “Webcasts and Presentations” tabs or by using the following link:

http://phoenix.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=124138&eventID=4707500

For those unable to participate during the live webcast, a replay will be available on www.energizerholdings.com, under “Investors”, “Investor Information”, and “Webcasts and Presentations” tabs, for three months.

# # #

Non-GAAP Financial Measures. While Energizer Holdings, Inc. reports financial results in accordance with accounting principles generally accepted in the U.S. (“GAAP”), this press release includes certain non-GAAP financial measures. These non-GAAP measures, such as historic and estimated future operating results, including EPS, net sales and segment profit, are adjusted to exclude the impact of certain charges and recoveries, such as foreign currencies, the results of operations in Venezuela, the acquisition of ASR and related transaction and integration costs and costs associated with restructuring activities. The Company believes these non-GAAP measures (which are accompanied by reconciliations to the comparable GAAP measures) provide a more meaningful comparison to the corresponding reported period and assist investors in performing analysis consistent with financial models developed by research analysts. Investors should consider non-GAAP measures in addition to, not as a substitute for, or superior to, the comparable GAAP measures. Further, these non-GAAP measures may differ from similarly titled measures presented by other companies.

Forward-Looking Statements. This document contains both historical and forward-looking statements. Forward-looking statements are not based on historical facts but instead reflect our expectations, estimates or projections concerning future results or events, including, without limitation, statements regarding future earnings, investment or spending initiatives, product launches, consumer trends in Europe, cost savings related to our restructuring project, the impact of certain price increases, anticipated advertising and promotional spending, the estimated impact of foreign currency movements, category value and future volume, sales and growth in some of our businesses. These statements generally can be identified by the use of forward-looking words or phrases such as “believe,” “expect,” “anticipate,” “may,” “could,” “intend,” “belief,” “estimate,” “plan,” “likely,” “will,” “should” or other similar words or phrases. These statements are not guarantees of performance and are inherently subject to known and unknown risks, uncertainties and assumptions that are difficult to predict and could cause our actual results, performance or achievements to differ materially from those expressed in or indicated by those statements. We cannot assure you that any of our expectations, estimates or projections will be achieved.

The forward-looking statements included in this document are only made as of the date of this document and we disclaim any obligation to publicly update any forward-looking statement to reflect subsequent events or circumstances.

Numerous factors could cause our actual results and events to differ materially from those expressed or implied by forward-looking statements, including, without limitation:

•	The impact of foreign currency exchange rates and offsetting hedges on Energizer’s profitability for the year with any degree of certainty;

•	General market and economic conditions in Europe;

•	Energizer’s ability to improve operations and realize cost savings;

•	Energizer’s ability to timely implement the strategic initiatives in a manner that will positively impact our financial condition and results of operation;

•	The impact of the strategic initiatives on Energizer’s relationships with its employees, its major customers and vendors;

•	The impact of raw material and other commodity costs;

•	The success of new products and the ability to continually develop new products;

•	Energizer’s ability to predict consumption trends with respect to the overall battery category and Energizer’s other businesses;

•	Energizer’s ability to continue planned advertising and other promotional spending may be impacted by lower than anticipated cash flows, or by alternative investment opportunities;

•	The impacts of using our liquidity to repay the upcoming December 2012 debt maturity in the event refinancing was not available;

•

Energizer’s effective tax rate for the year could be impacted by legislative or regulatory changes by federal, state and local, and foreign taxing authorities, as well as by the profitability or losses of Energizer’s various subsidiary operations in both high-tax and low-tax countries; and

•

Prolonged recessionary conditions in key global markets where Energizer competes could result in significantly greater local currency movements and correspondingly greater negative impact on Energizer than what can be anticipated from the current spot rates.

In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of any such forward-looking statements.

The list of factors above is illustrative, but by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. Additional risks and uncertainties include those detailed from time to time in Energizer’s publicly filed documents; including its annual report on Form 10-K for the year ended September 30, 2011.

Investor Relations Contact:

Jackie Burwitz

314-985-2169

Jacquelinee.burwitz@energizer.com

ENERGIZER HOLDINGS, INC.

STATEMENT OF EARNINGS

(Condensed)

(In millions, except per share data - Unaudited)

	Quarter Ended December 31,
	2011	2010
Net sales	$1,198.1	$1,177.1

Cost of products sold	633.6	621.5

Gross profit	564.5	555.6

Selling, general and administrative expense	214.1	206.7
Advertising and promotion expense	96.4	128.7
Research and development expense	25.6	23.4
Household Products restructuring	(9.2)	1.9
Interest expense	29.9	29.2
Other financing expense, net	(0.7)	3.2

Earnings before income taxes	208.4	162.5

Income tax provision	64.6	52.1

Net earnings	$143.8	$110.4

Earnings per share
Basic	$2.17	$1.56
Diluted	$2.15	$1.55

Weighted average shares of common stock - Basic	66.2	70.6

Weighted average shares of common stock - Diluted	66.9	71.2

See Accompanying Notes to Condensed Financial Statements

Energizer Holdings, Inc.

Notes to Condensed Financial Statements

December 31, 2011

(In millions, except per share data)

1.	Operating results for any quarter are not necessarily indicative of the results for any other quarter or the full year.

2.	The following table provides a reconciliation of net earnings to adjusted net earnings.

	Quarter Ended December 31,
	2011	2010
Net Earnings - GAAP	$143.8	$110.4
Impacts, net of tax: Expense (Income)
Household Products restructuring	(7.6)	1.3
Other realignment/integration	0.9	4.0
Acquisition inventory valuation	—	1.7
Venezuela devaluation/other impacts	—	2.3

Net earnings - adjusted (Non-GAAP)	$137.1	$119.7

3.	Operations for the Company are managed via two major segments - Personal Care (Wet Shave, Skin Care, Feminine Care and Infant Care) and Household Products (Battery and Lighting Products). On November 23, 2010, which was the first fiscal quarter of 2011, we completed the acquisition of American Safety Razor (ASR). ASR is a leading global manufacturer of private label/value wet shaving razors and blades, and industrial and specialty blades and is part of the Company’s Personal Care segment. Segment performance is evaluated based on segment operating profit, exclusive of general corporate expenses, share-based compensation costs, costs associated with most restructuring, acquisition integration or business realignment activities and amortization of intangible assets. Financial items, such as interest income and expense, are managed on a global basis at the corporate level.

The Company’s operating model includes a combination of stand-alone and combined business functions between the Personal Care and Household Products businesses, varying by country and region of the world. Shared functions include product warehousing and distribution, various transaction processing functions, and in some countries, a combined sales force and management. Such allocations do not represent the costs of such services if performed on a stand-alone basis. The Company applies a fully allocated cost basis, in which shared business functions are allocated between the businesses.

For the current year fiscal quarter, the Household Products restructuring activities generated pre-tax income of $9.2 due to the gain on the sale of our former battery manufacturing facility in Switzerland, which was shut down in fiscal 2011. This gain was partially offset by $3.6 of additional restructuring costs. Household Products restructuring costs were not material in the prior year fiscal quarter.

The reduction in gross margin associated with the write-up and subsequent sale of inventory acquired in the acquisition of ASR, which was $2.7 million, pre-tax, in the prior year quarter is not reflected in the Personal Care segment, but rather presented as a separate line item below segment profit, as it is a non-recurring item directly associated with the ASR acquisition. Such presentation reflects management’s view on how segment results are evaluated.

The presentation for inventory write-up, acquisition transaction and integration costs, and substantially all of restructuring and realignment costs, reflects management’s view on how it evaluates segment performance.

Segment sales and profitability for the quarter ended December 31, 2011 and 2010, respectively, are presented below.

	Quarter Ended December 31,
	2011	2010
Net Sales
Personal Care	$564.4	$508.6
Household Products	633.7	668.5

Total net sales	$1,198.1	$1,177.1

Operating Profit
Personal Care	$123.5	$76.6
Household Products	148.8	163.3

Total operating profit	272.3	239.9
General corporate and other expenses	(36.7)	(30.2)
Household Products restructuring	9.2	(1.9)
Acquisition inventory valuation	—	(2.7)
ASR integration/transaction costs	(1.5)	(6.1)
Amortization	(5.7)	(4.1)
Venezuela devaluation/other impacts	—	(2.3)
Interest and other financing items	(29.2)	(30.1)

Total earnings before income taxes	$208.4	$162.5

Supplemental product information is presented below for revenues from external customers:

	Quarter Ended December 31,
	2011	2010
Net Sales
Wet Shave	$420.3	$364.7
Alkaline batteries	393.8	406.0
Other batteries and lighting products	239.9	262.5
Skin Care	56.7	52.5
Feminine Care	42.1	44.3
Infant Care	44.7	47.1
Other personal care products	0.6	—

Total net sales	$1,198.1	$1,177.1

4.	Basic earnings per share is based on the average number of common shares outstanding during the period. Diluted earnings per share is based on the average number of shares used for the basic earnings per share calculation, adjusted for the dilutive effect of stock options and restricted stock equivalents.